Exhibit 99.1

World Point Terminals, LP Announces Retirement of Chief Financial Officer and Appointment of New Chief Financial Officer

ST. LOUIS, Missouri, June 30, 2015 – World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today that Steven G. Twele, vice president and chief financial officer of its general partner, is retiring from the Partnership effective October 1, 2015. Mr. Twele will continue as a director and consultant to the Partnership and its controlling shareholders, including assisting in the orderly transition of his responsibilities. Mr. Twele’s departure is not related to any issues regarding financial disclosures, accounting or legal matters.

Commenting on Mr. Twele’s retirement, Paul A. (“Tony”) Novelly, the general partner’s chairman and chief executive officer stated, “We appreciate all of Steve’s hard work during his tenure and wish him the best in retirement.”

In addition, the Partnership announced that Jonathan Q. (“JQ”) Affleck was appointed by the Board of Directors as the general partner’s vice president and chief financial officer, effective October 1, 2015. Mr. Affleck, age 33, joined the Partnership in 2013 and has served as general counsel for the Partnership since that time. Prior to joining the Partnership, Mr. Affleck was an associate in the New York office of Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates from January 2011 through March 2013. Mr. Affleck holds a Bachelor of Arts degree in Economics from Vanderbilt University, a Juris Doctor degree from George Washington University Law School and an Executive LL.M. in Taxation from New York University School of Law.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership’s storage terminals are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

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Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com